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                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE

MEDIA CONTACTS:                         FINANCIAL ANALYST AND INVESTOR CONTACTS:
JOANNE HELLEBRAND RASCH                 HAI TRAN
USINTERNETWORKING, INC.                 USINTERNETWORKING, INC.
(410) 897-4532                          (410) 897-4495
JOANNE.RASCH@USI.NET                    HAI.TRAN@USI.NET

JOSEPH VUKSON                           BOB JOYCE
FITZGERALD COMMUNICATIONS               FITZGERALD COMMUNICATIONS
(617) 588-2258                          (617) 588-2298
JVUKSON@FITZGERALD.COM                  BJOYCE@FITZGERALD.COM


                             USINTERNETWORKING, INC.

                   USINTERNETWORKING, INC. ANNOUNCES PLACEMENT
                                       OF
                         CONVERTIBLE SUBORDINATED NOTES

ANNAPOLIS, MD, OCTOBER 26, 1999 -- USinternetworking, Inc. (Nasdaq: USIX) today announced the placement of $100 million of its 7% Convertible Subordinated Notes due November 1, 2004. In connection with the placement, the company has also granted the initial purchasers an option to purchase up to an additional $25 million in principal amount of Notes. The Notes are convertible into USinternetworking common stock at a conversion price of $37.275 per share.

The company stated that it intends to use the net proceeds of the offering for continued expansion and enhancement of its network and facilities, to increase marketing efforts, to invest in licenses, for research and product development in order to add new applications to its iMAP offerings, to fund debt service, to acquire complementary products, or to fund working capital requirements and other general corporate purposes.

USinternetworking implements, operates and supports packaged software applications that can be accessed and used over the Internet. To execute its strategy, the company has established agreements with leading software vendors in key application areas, including: BroadVision and Microsoft in e-commerce; Siebel in sales force automation, customer service and enterprise marketing; PeopleSoft and Lawson in human resources and financial management; Microsoft in enterprise messaging and collaboration; Niku in professional services automation; and Sagent in decision-making support.



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ABOUT USINTERNETWORKING INC.

USinternetworking, Inc. (NASDAQ:USIX) is the leading facilities-based Application Service Provider delivering enterprise software as a service. The company's iMAPSM portfolio of service offerings delivers the rich functionality of leading software from BroadVision, Lawson, Microsoft, Niku, PeopleSoft, Sagent, and Siebel as a continuously supported, flat rate monthly service enabling enterprises to rapidly and cost effectively deploy modular eBusiness functionality with secure global Internet connectivity.

THIS NEWS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SECURITIES. ANY OFFERS OF THE SECURITIES WILL BE MADE ONLY BY MEANS OF A CONFIDENTIAL OFFERING CIRCULAR. THE SECURITIES TO BE OFFERED ARE NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS